Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Vice President and CFO
517/372-9200

Neogen reports 30% increase in quarterly net income

LANSING, Mich., Dec. 20, 2012 — Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the second quarter of FY 2013, which ended Nov. 30, increased 30% to $6,793,000, from the previous year’s second quarter net income of $5,237,000. For the quarter, earnings per share was $0.28, compared to $0.22 a year ago.

Second quarter revenues increased 13% to $50,737,000, a record quarter for the 30-year-old company, compared to the prior year’s $44,891,000. Year to date, FY 2013 revenues increased 11% to $100,467,000 from FY 2012’s $90,588,000. Year-to-date net income increased 20% to $13,507,000, or $0.56 per share, from $11,241,000 in FY 2012, or $0.47 per share.

“Our strong second quarter was led by significant initial sales of recently developed product lines, and an acquisition that was immediately accretive to both our top and bottom lines,” said James Herbert, Neogen’s chief executive officer and chairman. “We launched our innovative Reveal Q+ tests for mycotoxins in time to respond to significant mycotoxin outbreaks, and our new Reveal 3-D tests for food allergens specifically address expanding global regulatory testing requirements. Sales of Uniprim, the popular antibiotic we acquired in early October, were aided by our stronger sales and marketing organization.”

The second quarter was the 75th consecutive profitable quarter from operations for the company, and the 83rd quarter of the past 88 quarters that Neogen reported revenue increases as compared with the previous year — including the last 31 consecutive quarters.

“A significant portion of our second quarter growth was due to increases in same-store sales of key products, including natural toxin and food allergen diagnostics on our Food Safety side, and small animal supplements and rodenticides on our Animal Safety side,” said Lon Bohannon, Neogen’s president and chief operating officer. “Aflatoxin and DON outbreaks in the US and EU grain harvests created significant opportunities and we were able to quickly ramp up production of our new test kits to meet the substantial demand. We believe our quick response to the outbreaks is a good example of the organizational strength that sets us apart from our competitors.”

Neogen’s gross margin increased to 53.8% of sales in its second quarter, compared to 50.5% of sales for FY 2012’s second quarter. This increase was largely the result of a shift in product mix toward diagnostic products in the food safety segment, which have higher margins. Additionally, margins within the animal safety segment improved due to a shift in product mix to higher margin products. Largely as a result of the increased gross margins, Neogen reported operating income, expressed as a percentage of sales, of 20.6% for the quarter, compared to 18.1% in the year ago quarter.

“Our strong sales growth, favorable product mix and improved operating efficiencies drove our gross margins and operating income improvements during the quarter,” said Steve Quinlan, Neogen’s chief financial officer. “We are also pleased to report our utilization of working capital improved, as both our accounts receivable and inventory levels grew less than the increase in sales.”

Sales of Neogen’s natural toxin diagnostics increased 62% in the second quarter, as grain producers and processors escalated the testing of their products to address safety and quality concerns due to difficult growing conditions, especially in the United States and parts of Europe. The sales increase was also due to increasing acceptance of Neogen’s new simple and quick Reveal® Q+ quantitative tests for mycotoxins, including aflatoxin and deoxynivalenol (DON). The second quarter also saw product introductions of Reveal Q+ tests for ochratoxin and T-2/HT-2 toxins, completing the line of innovative mycotoxin tests that also include kits for fumonisin and zearalenone. Sales of tests to detect histamine also increased significantly in the second quarter when compared to the same quarter in FY 2012. Histamine is a toxin produced in certain types of harvested fish, especially tuna, if they are improperly handled.

Sales of Neogen’s innovative rapid tests for food allergens continued their strong advance, improving approximately 16% in the current quarter compared to the prior year’s second quarter. This performance was in part the result of strong initial acceptance of the company’s new Reveal 3-D test kits. The new test format offers a rapid time to results, easy extraction, and a third test line to indicate when a very high level of target food allergen is present, instead of simply the presence or absence of that allergen.

Sales of Neogen’s rodenticides continued their strong rebound in FY 2013, increasing 23% from the prior year’s comparable quarter. In the quarter, rodenticide sales were especially strong in the farm retail and animal protein market segments. Sales of Neogen’s small animal supplements increased significantly in the current year quarter when compared to the prior year quarter, as the company responded to a temporary market shortage of supplements used as thyroid hormone replacement therapy in dogs.

On Oct. 2, Neogen completed the acquisition of Macleod Pharmaceuticals, an animal health company headquartered in Fort Collins, Colorado. Macleod is the original manufacturer of Uniprim®, a leading veterinary antibiotic. Uniprim is a prescription-only combination of trimethoprim and sulfadiazine that provides effective antibacterial activity against a wide range of infections.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2012	2011	2012	2011
Revenue
Food Safety	$26,030	$22,042	$52,225	$45,324
Animal Safety	24,707	22,849	48,242	45,264

Total revenue	50,737	44,891	100,467	90,588
Cost of sales	23,431	22,234	46,667	44,954

Gross margin	27,306	22,657	53,800	45,634
Operating expenses
Sales & marketing	9,941	8,631	19,698	16,734
Administrative	4,895	4,173	9,377	8,185
Research & development	1,993	1,710	3,920	3,221

Total operating expenses	16,829	14,514	32,995	28,140

Operating income	10,477	8,143	20,805	17,494
Other income (expense)	78	(28)	150	(66)

Income before tax	10,555	8,115	20,955	17,428
Income tax	3,800	2,900	7,500	6,200

Net income	$6,755	$5,215	$13,455	$11,228
Net loss (income) attributable to non-controlling interest	38	22	52	13

Net income attributable to Neogen Corp	$6,793	$5,237	$13,507	$11,241
Net income attributable to Neogen Corp per diluted share	$0.28	$0.22	$0.56	$0.47

Other information:
Shares to calculate per share	24,267	23,974	24,231	24,001
Depreciation & amortization	$1,710	$1,532	$3,352	$2,911
Interest income	43	26	81	48
Gross margin (% of sales)	53.8%	50.5%	53.5%	50.4%
Operating income (% of sales)	20.6%	18.1%	20.7%	19.3%
Revenue increase vs. FY 2012	13.0%		10.9%
Net income decrease vs. FY 2012	29.7%		20.2%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30	May 31
	2012	2012
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$70,838	$68,645
Accounts receivable	37,590	35,652
Inventory	38,375	34,992
Other current assets	5,771	4,652

Total current assets	152,574	143,941
Property & equipment	31,264	29,933
Goodwill & other assets	85,833	77,726

Total assets	$269,671	$251,600

Liabilities & Equity
Current liabilities	$18,316	$19,979
Long-term debt	—	—

Other long-term liabilities	13,645	12,567
Equity: Shares outstanding 23,862 in Nov. & 23,620 in May	237,710	219,054

Total liabilities & equity	$269,671	$251,600

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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